Exhibit (A)(16)

Articles Supplementary

ARTICLES SUPPLEMENTARY

TO

ARTICLES OF INCORPORATION

OF

NORTH TRACK FUNDS, INC.

North Track Funds, Inc. (“North Track”), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, pursuant to Section 2-208 of the Maryland General Corporation Law, and by resolutions unanimously adopted the entire Board of Directors at a meeting on January 10, 2007, has taken action to establish and designate a new series of its commons stock, to be known as the Large Cap Equity Fund. North Track and the Board have established and designated 150,000,000 shares of its previously authorized but unissued common stock, $0.001 par vale per share. Shares of such series shall have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and other conditions of redemption as set forth in Section 7.2 of North Track’s Articles of Incorporation, as amended.

With the addition of the Large Cap Equity Fund, the presently designated series of shares of North Track common stock consist of the following:

Series	No. of Shares

S&P 100 Index Fund	50,000,000
NYSE Arca Tech 100 Index Fund	150,000,000
Equity Income Fund	150,000,000
Dow Jones U.S. Health Care 100 Plus Fund	150,000,000
Dow Jones U.S. Financial 100 Plus Fund	150,000,000
Large Cap Equity Fund	150,000,000
Strategic Allocation Fund	150,000,000
Geneva Growth Fund	50,000,000
Wisconsin Tax-Exempt Fund	50,000,000
Cash Reserve Fund	500,000,000

These actions do not alter the number of authorized shares of North Track, which consist of ten billion shares, par value $0.001 per share. The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of North Track’s Articles of Incorporation and Sections 2-105(a)(9), 2-105(c) and 2-208 of the Maryland General Corporation Law.

NORTH TRACK FUNDS, INC.

By: ___________________________
Brian K. Andrew, President
Attest: _________________________

By: ___________________________
Sarah E. Schott, Secretary
Dated: May 1, 2007

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this 1st day of May, 2007, before me, a Notary Public for the State and County set forth above, personally came Brian K. Andrew, as President of North Track Funds, Inc., and Sarah E. Schott, as Secretary of North Track Funds, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

____________________
Notary Public

(SEAL)

My Commission Expires:

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